Exhibit 10.17

[Design Within Reach, Inc. Letterhead]

April 14, 2005

Ken C. La Honta

288 Paraiso Drive

Danville, CA 94526

Dear Ken,

On behalf of Design Within Reach, Inc., (the “Company”), I am pleased to offer you the position of Chief Financial Officer reporting to Wayne Badovinus, the Chief Executive Officer. The terms of your new position with the Company are as set forth below.

You will be paid a salary at a rate of $9,615.38 per pay period, payable in installments pursuant to the Company’s regular bi-weekly payroll. You will be eligible to receive a bonus of up to 40% of your annual salary, based on the achievement of corporate goals set by the Board of Directors and individual goals to be determined jointly by you and your manager. This bonus will be paid annually at a prorated basis. For 2005 the bonus payment will be guaranteed at a minimum of 20% of your annual salary ($50,000).

In connection with the commencement of your full-time employment, the Company will recommend that the Board of Directors’ grant you an option to purchase 150,000 shares of the Company’s Common Stock (“Shares”), with an exercise price equal to the closing price as quoted by the Nasdaq National Market on the date of the grant. Vesting will, of course, depend on your continued employment with the Company. One fourth of these option shares will vest at the first anniversary of your employment and an additional one forty-eighth (1/48) will vest for each additional full month of your employment. This option will be an incentive option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2004 Equity Incentive Award Plan and the Stock Option Agreement between you and the Company.

By accepting this offer you agree that, to the best of your ability, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company; that the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice; and that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without prior written consent of the Company’s Board of Directors. You agree that you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this agreement will prevent you from accepting speaking or presentation engagements, for which you may receive honoraria, or from serving on the board of a charitable organization, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement prior to your start date. A copy is enclosed for your review and execution (the “Confidential Agreement”).

You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any terms of this agreement, regarding salary, stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax, or accounting specialists who provide you with individual legal, tax, or accounting advice.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

If your employment is terminated by the Company without cause (and not as a result of your death or disability), and if you sign a general release of known and unknown claims in form satisfactory to the Company, you will receive severance payments at your final base salary rate, less applicable withholding, for a period of 12 months following the date of your termination without cause. Severance payments will be made in accordance with the Company’s normal payroll procedures. In the event that such termination without cause occurs within one year following any Change of Control (and you sign the release of claims described above), in addition to receiving the severance payments described above, your unvested Company stock options shall immediately vest in full.

For purposes of this Agreement:

(a) “Change of Control” of the Company shall be deemed to have occurred if the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange; and

(b) a termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your failure or inability to perform any assigned duties after written notice to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of that relationship for any reason (including, but not limited to, any claims of breach of contract, wrongful termination, fraud, retaliation, discrimination or harassment), we agree that all such disputes/claims will be resolved by means of a court trial conducted by the superior or district court in San Francisco County, California. We hereby irrevocably waive our respective rights to have any such disputes/claims tried by a jury, and we agree that such courts will have personal and subject matter jurisdiction over all such claims/disputes. In the event that this jury trial waiver is deemed invalid or unenforceable for any reason, we agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Francisco County, California.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

I am delighted to be able to extend this offer to you on behalf of the Company and we look forward to working with you. To indicate your acceptance, please sign and date one copy of this letter, indicate your preferred starting date in the space provided, and return to the Company together with the signed Confidentiality Agreement, either in person or at the address shown below:

Design Within Reach, Inc

Attention: Michelle Velasquez

225 Bush Street, 20th Floor

San Francisco, CA 94104

These agreements together set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by both the Company and you.

Design Within Reach, Inc.

/s/ CARMELA KRANTZ	Date: April 14, 2005
Carmela D. Krantz
Vice President, Human Resources

/s/ KEN LA HONTA	Date: April 19, 2005	May 16, 2005
Ken La Honta		Anticipated Start Date
Accepted and Agreed